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                                                                Exhibit 8

              Letterhead of Paul, Hastings, Janofsky & Walker

                                September 18, 1997

Prudential Securities Incorporated
One Seaport Plaza
199 Water Street
New York, NY  10292

               Re:  National Municipal Trust,
                    Multistate Series 52_____

Ladies and Gentlemen:

          Pursuant to your request, we have reviewed the opinion expressed by prior California counsel to you regarding certain California income and property tax matters with respect to National Municipal Trust Multistate Series 52. We are of the opinion that such opinion, a copy of which is set forth in the Prospectus comprising a part of Post-Effective Amendment No. 5 to the Form S-6 Registration Statement of National Municipal Trust, Series 150 and Multistate Series 52 (SEC File No. 33-47975), remains valid, that no change has occurred which would require a change to such opinion, and that you may rely on it in connection with the filing of such Post-Effective Amendment.

          We consent to the use of our name under the caption "California Tax Status" in such Prospectus and to the filing of this opinion as an exhibit to such Post-Effective Amendment.

                              Very truly yours,

                              Paul, Hastings, Janofsky & Walker